UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐           Preliminary Proxy Statement
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☐           Definitive Proxy Statement
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☑           Soliciting Material Pursuant to § 240.14a-12

PENWEST PHARMACEUTICALS CO.
(Name of Registrant as Specified In Its Charter)

TANG CAPITAL PARTNERS, LP
TANG CAPITAL MANAGEMENT, LLC
KEVIN C. TANG
PERCEPTIVE LIFE SCIENCES MASTER FUND LTD.
PERCEPTIVE ADVISORS LLC
JOSEPH EDELMAN
ANDREW D. LEVIN, M.D., PH.D.

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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On April 22, 2009, Tang Capital Partners, LP and Perceptive Life Sciences Master Fund Ltd. issued the following press release:

Contact Information:

Kevin C. Tang
Tang Capital Management, LLC
(858) 200-3830

Joseph Edelman
Perceptive Advisors LLC
(646) 205-5320

Peter J. Casey
The Altman Group
(866) 620-7619

FOR IMMEDIATE RELEASE

TANG CAPITAL PARTNERS, LP AND PERCEPTIVE LIFE SCIENCES MASTER FUND LTD. COMMENT ON PENWEST PROXY FILING

SAN DIEGO & NEW YORK – April 22, 2009 – Tang Capital Partners, LP and its affiliates (“Tang Capital”) and Perceptive Life Sciences Master Fund Ltd. (“Perceptive”), which are the two largest shareholders of Penwest Pharmaceuticals Co. (NASDAQ:PPCO) (“Penwest” or the “Company”) and together own approximately 42% of the Company’s outstanding common stock, today commented on the preliminary proxy statement recently filed by Penwest.

As stated in Penwest’s preliminary proxy statement, the Company has nominated Mr. Joseph Edelman, the managing member of Perceptive Advisors LLC, as a board nominee on its proxy card. Mr. Edelman was never informed by the Company that he would be one of its nominees and first learned of this nomination from the preliminary proxy statement.

Also of note in the Company’s preliminary proxy statement is that the Company purports to have reduced the size of the board from nine members to eight.  If permitted, this reduction in size would decrease board representation for the class of directors up for election this year to two out of eight members, or 25% of the board, compared to three out of nine members, or 33% of the board, previously.  As such, Tang Capital and Perceptive believe this move is yet another means by which the current board hopes to further entrench itself.

The Company’s actions seem to be an effort to appear as though they are making a compromise; however, the effect is to reduce the representation by shareholder nominees  on the board from three out of nine members to one out of eight members.  Therefore, if the Company is successful, shareholders of the Company will have a reduced say in the future direction of the Company.

Mr. Edelman remains fully committed to the process that he started with Tang Capital in January 2009.  Mr. Edelman will be voting all of Perceptive’s shares on the GOLD proxy card FOR all of the Tang Capital/Perceptive nominees and in favor of the shareholder proposals. We continue to recommend that you vote the Tang Capital and Perceptive GOLD proxy card and disregard any white proxy card you may receive from Penwest management.

If you have any questions, require assistance in voting your GOLD proxy card, or need copies of our proxy materials, when available, please call our proxy solicitor who is listed below.

The Altman Group, Inc.
1200 Wall Street West, 3rd Floor
Lyndhurst, NJ  07071
Banks & Brokers call: (201) 806-2214
Shareholders call:  (866) 620-8437

* * * *

ABOUT TANG CAPITAL PARTNERS, LP

Tang Capital Partners, LP is an investment fund that invests in health care companies. Tang Capital Partners, LP and its affiliates currently own 21.1% of the outstanding common stock of Penwest Pharmaceuticals Co.

ABOUT PERCEPTIVE LIFE SCIENCES MASTER FUND LTD.

Perceptive Life Sciences Master Fund Ltd. is an investment fund that invests in life sciences companies. Perceptive Life Sciences Master Fund Ltd. currently owns 20.5% of the outstanding common stock of Penwest Pharmaceuticals Co.

Important Information

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT RELATED TO THE SOLICITATION OF PROXIES BY TANG CAPITAL PARTNERS, LP AND PERCEPTIVE LIFE SCIENCES MASTER FUND LTD. FROM THE STOCKHOLDERS OF PENWEST PHARMACEUTICALS CO. FOR USE AT ITS ANNUAL MEETING, WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE PROXY STATEMENT, ALONG WITH OTHER RELEVANT DOCUMENTS, WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S ("SEC") WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WHEN AVAILABLE WITHOUT CHARGE UPON REQUEST.

Tang Capital Partners, LP, Tang Capital Management, LLC, Kevin C. Tang, Andrew D. Levin, M.D., Ph.D., Perceptive Life Sciences Master Fund Ltd., Perceptive Advisors LLC and Joseph Edelman may be deemed to be participants in any solicitation in connection with the director nominations and other proposals made by Tang Capital Partners, LP and Perceptive Life Sciences Master Fund Ltd. Information about them and their beneficial ownership of Penwest shares may be obtained from Schedules 13D filed with the SEC by them in respect to Penwest, as the same may be amended. Such Schedules 13D and amendments thereto are available at no charge at the SEC's website at http://www.sec.gov.

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